SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
February 28, 2006
Summit Financial Group, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-16587	55-0672148

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
300 North Main Street
Moorefield, West Virginia 26836
(Address of Principal Executive Offices)
(304) 530-1000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On March 3, 2006, Summit Financial Group, Inc. (the “Company”) filed a Form 8-K disclosing the resignation of one of its directors, Harold K. Michael. On March 28, 2006, the Company received a letter dated March 27, 2006, from Mr. Michael. In that letter, Mr. Michael indicates that he disagrees with the Company’s statements in the Form 8-K filed on March 3, 2006. The Company is filing this Form 8-K/A to file Mr. Michael’s letter. This Amendment also amends the initial filing (i) to include the reason Mr. Michael maintains he resigned, (ii) to clarify the circumstances surrounding Mr. Michael’s attendance at the Company’s regularly scheduled meeting of the Audit and Compliance Committee (the “Audit Committee”), and (iii) to clarify the location of the small lobby renovation discussed in the original Form 8-K.
     On February 28, 2006, Thomas J. Hawse, III, Chairman of the Audit Committee of the Company, received an undated resignation letter with a stated effective date of February 10, 2006, together with a letter dated February 10, 2006 and attachments thereto from Harold K. Michael, a director of the Company. Mr. Michael’s resignation follows his notification by the Company that he would not be re-nominated by the Board of Directors for election at the Company’s 2006 Annual Meeting.
     Although the letter does not expressly state the nature of the disagreement, the Company believes that Mr. Michael resigned either because (i) he disagreed with the Board’s decision not to re-nominate him, (ii) he disagreed with the Company and the Board’s decisions relating to an investigation conducted by the Company’s Audit Committee into certain matters brought to the Audit Committee’s attention by Mr. Michael in August of 2005, or (iii) he disagreed with the Company and the Board’s decisions regarding the purchase of insurance for the Company. In his letter dated March 27, 2006, Mr. Michael states he resigned because he believes the Board has failed to fulfill its fiduciary responsibilities to the Company’s shareholders to undertake an independent and comprehensive audit on matters involving the Company.
     On February 10, 2006, the Board of Directors of the Company did not re-nominate Mr. Michael for election at the Company’s Annual Meeting. The Board based its decision on its belief that Mr. Michael did not support certain aspects of the Company’s strategic direction, including in particular its decision to enter into the insurance business.
     In August of 2005, Mr. Michael wrote a letter to Mr. Hawse stating his concern that the general contractor retained by the Company on various Company construction projects had diverted materials purchased by the Company to other unrelated projects, specifically a project involving the construction of a garage for Mr. Michael. Upon receipt of Mr. Michael’s letter, Mr. Hawse, Chairman of the Company’s Audit Committee, and Oscar Bean, Chairman of the Board of Directors of Summit, in conformity with the Company’s Code of Ethics for Directors, Officers, and Employees, immediately requested that the Company’s outside general counsel (“Counsel”) investigate the matters raised by Mr. Michael. In connection with the investigation, Counsel to the Company (i) interviewed Mr. Michael personally, (ii) reviewed relevant documents including available construction contracts, (iii) interviewed management, including the Company’s Chief Executive Officer and Chief Financial Officer who were not implicated by Mr. Michael, and (iv) prepared a memorandum to the Audit Committee concerning the matters raised by Mr. Michael.
     At its regularly scheduled meeting on November 2, 2005, the Audit Committee met and considered the issues raised by Mr. Michael. Mr. Michael was a member of the Audit Committee and had proper notice of the meeting. Mr. Michael attended the meeting, but excused himself prior to the Audit Committee convening in executive session. The executive session was held for the sole purpose of discussing the concerns previously raised by Mr. Michael. Mr. Hawse communicated with Mr. Michael about the meeting and the Committee’s deliberations by letter dated November 3, 2005.
     Based on the Audit Committee’s review of the construction project costs and other relevant information, current internal controls relating to the bidding and management of the Company’s construction projects, management’s assessment of the likelihood of fraud, and the Memorandum concerning this matter prepared by the Company’s Counsel, the Audit Committee decided that an audit would be time-consuming and expensive and would likely not result in information sufficient to determine if fraud had occurred. Moreover, based on its review, the Committee concluded that its investigation had not revealed credible evidence that fraud had occurred.
     In addition, Management of the Company conducted an internal inquiry into the facts and circumstances set forth in Mr. Michael’s letter.
     Integral to the Company’s decisions relating to the matters raised by Mr. Michael were the following facts:
     •      Mr. Michael confirmed that he did not believe, nor did he have any evidence that any employee, executive officer or Board member of the Company or its subsidiaries, was involved in any wrongdoing or misconduct relating to these matters.
     •      Management’s review of the construction projects undertaken at approximately the same time Mr. Michael’s garage was constructed revealed that only two projects occurred during the same time frame. One project involved the construction of a new drive-thru at the Company’s Franklin branch. The bulk of the costs associated with this project involved expenses for the excavation of the area, pouring of asphalt, construction of a water retention pond, and construction of the drive-thru canopy. The second project involved a small lobby renovation project at the Moorefield branch of the Company’s subsidiary, Summit Community Bank. Materials typically used to erect a garage would not have been found in significant quantities on these sites.
     •      The contract for the Company’s corporate office building was a stipulated fixed fee arrangement following a bid process, which the Committee believed involved a low risk that the Company had paid for materials used at unrelated projects. This construction also did not take place at the same time as the construction of Mr. Michael’s garage.
     •      There was one significant Company construction project that was performed on a time and materials basis. This construction also did not take place at the same time as the construction of Mr. Michael’s garage. This building was subsequently sold and

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further improved by the new owner. The Company sold the building for a price approximately equal to its cost. Significantly, an independent, third party appraised the building at a market value equal to Summit’s cost in the building. The Audit Committee did not believe that the expense and time involved in an external audit of a building no longer owned by the Company was justified because there was little likelihood an audit would result in reliable evidence fraud had occurred.
     •      Mr. Michael stated that the general contractor for the Company’s projects and he were involved in a contract dispute relating to the payment terms for the construction of the garage on Mr. Michael’s property.
     •      Mr. Michael would not share the identity of the individuals who were the purported sources for the information he had that materials used in Company construction projects had been used in the construction of his garage or in other unrelated projects.
     Mr. Michael, a former insurance agent, also apparently disagrees with the manner in which the Company purchases insurance. The Company will continue its current practice of awarding insurance bids based on whether the bid is competitively priced, fair and in the best interests of the Company and its shareholders.
     Mr. Michael served on the Audit Committee for the Company. Throughout the years that Mr. Michael has served on the Board, the Company appreciated his participation and contributions. The Company believes that continued diverse input from all directors best serves the interests of the Company and its shareholders.
ITEM 9.01.     Financial Statements and Exhibits
     (d) Exhibits
            17.1 Letter Dated February 10, 2006, from Harold K. Michael with attachments.
            17.2 Letter Dated March 27, 2006, from Harold K. Michael.

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SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL GROUP, INC.
Date: March 30, 2006	By:	/s/ Julie R. Cook
Julie R. Cook
Vice President and Chief Accounting Officer

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